Exhibit 99.1

November 14, 2022

Encision Reports Second Quarter Fiscal Year 2023 Results

Boulder, Colorado, November 10, 2022 -- Encision Inc. (PK:ECIA), a medical device company owning patented Active Electrode Monitoring (AEM®) Technology that prevents dangerous radiant energy burns in minimally invasive surgery, today announced financial results for its fiscal year 2023 second quarter that ended September 30, 2022.

The Company posted quarterly net revenue of $1.70 million for a quarterly net loss of $279 thousand, or $(0.02) per diluted share. These results compare to net revenue of $2.11 million for a quarterly net income of $360 thousand, or $0.03 per diluted share, in the year-ago quarter. Gross margin on net revenue was 49% in the fiscal 2023 second quarter and 45% in the fiscal 2022 second quarter. Gross margin increased in the current year’s second quarter compared to last year’s second quarter due principally to higher operating efficiencies.

The Company posted six months net revenue of $3.86 million for a six months net loss of $15 thousand, or $0.00 per diluted share. These results compare to six months net revenue of $4.12 million for a six months net income of $353 thousand, or $0.03 per diluted share, in the year-ago six months. Net income in the same six months a year ago included extinguishment of debt income of $533 thousand. Gross margin on net revenue was 55% in the fiscal 2023 six months and 48% in the fiscal 2022 six months. Gross margin in the fiscal 2022 six months was higher due to higher margined service revenue.

“The second quarter provided significant challenges for us,” said Gregory Trudel, President and CEO of Encision Inc. “Through the first and second quarters of fiscal year 2023, and fiscal year 2022, COVID resurgences continued to negatively impact procedure volumes. In addition, we encountered serious supply chain issues that curtailed our short-term ability to meet customer demand. We reacted quickly to resolve the issues and have put long-term mitigation in place to minimize potential supply chain turmoil.”

“Material costs continue to increase at record rates and we have taken measures to protect our company viability. On October 1, 2022, we enacted price increases on all of our products. The price adjustment will increase our net product revenue and gross profit margins. We have also made strategic capital investments in our manufacturing capabilities that will help to offset the increasing cost of labor.”

“Encision continues to be positive as we navigate the ups and downs of the pandemic market and the new-normal supply chain turmoil. We continuously look for opportunities to serve our customers with new products, to work smarter, and to drive increased efficiencies. In spite of limited customer access, our sales and marketing efforts are yielding new customers for our new EnTouch® 2X Scissors and our recently released AEM® Shield Disposable Electrodes. We look forward to the contributions that these new products will make as the market bounces back.”

“Service revenue for the six months of fiscal year 2023 resulted from services performed under a Supply Agreement with Auris Health, Inc. (“Auris Health”), a part of the Johnson & Johnson family of companies. Under the agreement, Encision collaborated on the integration of AEM® Technology into monopolar instrumentation produced by Auris Health for advanced surgical applications. On August 23, 2021, we entered into a Supply Agreement with Auris Health. During the first quarter business needs took a different direction and, on May 5, 2022, the parties mutually agreed to terminate all the agreements. We enjoyed collaborating with the team at J&J and we look forward to future opportunities to work together.”

Encision Inc. designs and markets a portfolio of high-performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, Colorado, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures. For additional information about all our products, please visit www.encision.com.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company’s distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2022 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc.

Unaudited Condensed Statements of Operations

(in thousands, except per share information)

	Three Months Ended		Six Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Product revenue	$1,704	$1,895	$3,400	$3,613
Service revenue	—	218	459	508
Total revenue	1,704	2,113	3,859	4,121

Product cost of revenue	872	1,062	1,743	1,900
Service cost of revenue	—	106	—	250
Total cost of revenue	872	1,168	1,743	2,150

Gross profit	832	945	2,116	1,971
Operating expenses:
Sales and marketing	490	562	993	1,090
General and administrative	397	340	742	667
Research and development	223	213	393	390
Total operating expenses	1,110	1,115	2,128	2,147
Operating (loss)	(278)	(170)	(12)	(176)
Interest expense, extinguishment of debt income and other income, net	(1)	530	(3)	529
Income (loss) before provision for income taxes	(279)	360	(15)	353
Provision for income taxes	—	—	—	—
Net income (loss)	$(279)	$360	$(15)	$353
Net income (loss) per share—basic and diluted	$(0.02)	$0.03	$0.00	$0.03
Weighted average number of basic shares	11,752	11,611	11,735	11,595
Weighted average number of diluted shares	11,752	11,820	11,735	11,776

Encision Inc.

Unaudited Condensed Balance Sheets

(in thousands)

	September 30, 2022	March 31, 2022
ASSETS
Cash	$537	$950
Accounts receivable, net	915	948
Inventories, net	1,858	1,584
Prepaid expenses and other assets	60	120
Total current assets	3,370	3,602
Equipment, net	354	189
Right of use asset	643	786
Patents, net	176	181
Other assets	44	34
Total assets	$4,587	$4,792
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$433	$576
Secured notes	44	22
Accrued compensation	177	191
Other accrued liabilities	103	125
Accrued lease liability	371	362
Total current liabilities	1,128	1,276
Secured notes	292	206
Accrued lease liability	394	564
Unsecured promissory note	—	—
Total liabilities	1,814	2,046
Common stock and additional paid-in capital	24,317	24,275
Accumulated (deficit)	(21,544)	(21,529)
Total shareholders’ equity	2,773	2,746
Total liabilities and shareholders’ equity	$4,587	$4,792

Encision Inc.

Unaudited Condensed Statements of Cash Flows

(in thousands)

	Six Months Ended
	September 30, 2022	September 30, 2021
Operating activities:
Net income (loss)	$(15)	$353
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Extinguishment of debt income	—	(533)
Depreciation and amortization	41	53
Share-based compensation expense	25	16
Other income from release of accounts payable	—	—
(Recovery from) provision for doubtful accounts, net	—	(35)
Provision for (recovery from) inventory obsolescence, net	29	(31)
Changes in operating assets and liabilities:
Right of use asset, net	(19)	(12)
Accounts receivable	33	7
Inventories	(303)	(45)
Prepaid expenses and other assets	50	53
Accounts payable	(143)	139
Accrued compensation and other accrued liabilities	(36)	183
Net cash provided by (used in) operating activities	(338)	148

Investing activities:
Acquisition of property and equipment	(191)	(11)
Patent costs	(10)	(8)
Net cash (used in) investing activities	(201)	(19)

Financing activities:
Net proceeds from options exercised	16	9
Borrowings from credit facility, net change	—	—
(Paydown of) secured notes	110	(7)
Net cash generated by financing activities	126	2

Net (decrease) increase in cash	(413)	131
Cash, beginning of period	950	1,474
Cash, end of period	$537	$1,605